Exhibit 99.1

              AltiGen Reports Revenue Growth of 28% Year to Date



  Revenue Increased 44% Sequentially Management Sees Near-Term Profitability



    FREMONT, Calif., July 23 /PRNewswire-FirstCall/ --

AltiGen Communications, Inc. (Nasdaq: ATGN), a leading provider of next generation IP-PBX phone systems today reported its financial results for the

Company's third quarter of fiscal 2003 ended June 30, 2003.

    Revenues for the third quarter of fiscal 2003 were $3.4 million, as compared to $2.4 million in the previous quarter, and $2.8 million a year ago.

Net loss for the quarter was $0.6 million or $0.05 per share, as compared to a net loss of $1.5 million or $0.11 per share in the previous quarter, and a net loss of $1.6 million or $0.12 per share a year ago.

    Revenues for the first nine months of 2003 were $8.6 million, compared to

$6.7 million reported for the first nine months of 2002.  Net loss for the first nine months of 2003 was $3.1 million or $0.23 per share, compared to a net loss of $5.7 million or $0.43 per share for the first nine months of 2002.

    "Business activity rebounded during the June quarter, with increased sales across all regions," Gilbert Hu, AltiGen's President and CEO stated.  "We are pleased to resume revenue growth, posting results 44% higher than our previous quarter and 28% above our results for the same nine month period last year.

Demand for all of our products has been encouraging, especially for our

Alti-IP phones, which grew over 60% sequentially.

    "Market reception of our newest product, the AltiContact Manager (ACM),

has been very positive.  The ACM is broadening our reach, providing us an entry into the call center market for small to mid-size customers.  We believe this product should contribute to our long-term growth by expanding our market opportunities," Mr. Hu concluded.

    Phil McDermott, AltiGen's Chief Financial Officer commented, "We continue to focus on controlling expenses.  With our cash burn rate this quarter now reduced to $600,000, we are progressing steadily towards near-term profitability."

    The Company will conduct a conference call with investment professionals at 2:00 PM Pacific Time (5:00 PM Eastern Time) today, July 23, 2003 to discuss the Company's results of operations for the third quarter.  Dial

800-227-9428 to listen in to the call.  A live Webcast will also be made available at http://www.altigen.com and will also be archived for 90 days at this URL.



    About AltiGen

    AltiGen Communications, Inc. designs, manufactures and markets next-generation IP phone systems (IP-PBXs) that give small to mid-sized businesses integrated communication systems for streamlined operations and enhanced productivity.  AltiGen's IP phone system uses both the Internet and public telephone network interchangeably and allows businesses to integrate their phones, databases and PC's into one powerful Web enabled communications network.  For more information, call 1-888-ALTIGEN or visit the Website at

http://www.altigen.com .



    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the continued market acceptance of our Voice over IP systems in the small-to-midsize marketplace, our revenue and profitability progress in our third fiscal quarter, and market acceptance of our recently announced AltiContact Manager.  These statements reflect management's current expectations. However, actual results could differ materially as a result of unknown risks and uncertainties, including but not limited to, risks related to AltiGen's limited operating history.  For a more detailed description of these and other risks and uncertainties affecting

AltiGen's performance, please refer to the Company's 10-K for the year ended

September 30, 2002, and the company's most recent 10Q for the period ending

March 31, 2003.  AltiGen assumes no obligation to update the forward-looking information contained in this press release.





                           AltiGen Communications, Inc.

                 Condensed Consolidated Statements of Operations

                  (Amounts in thousands, except per share data)

                                   (Unaudited)



                                             Third Quarter      Nine Months

                                                Ended              Ended

                                               June 30            June 30

                                           FY 2003  FY 2002  FY 2003  FY 2002



    Net Revenues                            $3,401   $2,765   $8,646   $6,736

    Gross profit (loss)                      2,004    1,559    4,905    3,529



    Research & development                   1,003    1,039    3,003    3,090

    Selling, general & administrative        1,661    2,038    5,146    6,113

    Deferred stock compensation                 14       93       41      278



    Operating loss                            (674)  (1,611)  (3,285)  (5,952)



    Interest & other income, net                45       61      218      229



    Net loss                                 $(629) $(1,550) $(3,067) $(5,723)





    Basic and diluted net loss per share    $(0.05)  $(0.12)  $(0.23)  $(0.43)



    Weighted average shares outstanding     13,655   13,390   13,573   13,335







                    Condensed Consolidated Balance Sheets

                            (Amounts in thousands)

                                 (Unaudited)



                                          June 30,  Sept. 30,

                                            2003       2002



    Cash & cash equivalents                 $7,709   $7,210

    Short-term investments                   2,163    4,938

    Accounts receivable, net                 1,622    1,656

    Inventories                                868    1,263

    Other current assets                       363      556

    Net property & equipment                   342      635

    Other long-term assets                     195      248

    Total Assets                           $13,262  $16,506



    Current liabilities                     $2,773   $3,135

    Stockholders'  equity                   10,489   13,371



    Total Liabilities & Stockholders'

     Equity                                $13,262  $16,506





SOURCE  AltiGen Communications, Inc.

    -0-                             07/23/2003

    /CONTACT:  Phil McDermott, CFO of AltiGen Communications, +1-510-252-9712,

or pmcdermott@altigen.com; or Jason Golz, or Quynh Nguyen, qnguyen@fdmw.com,

both Investor Relations of FD Morgen-Walke, +1-415-439-4516, for AltiGen

Communications/

    /Web site:  http://www.altigen.com /

    (ATGN)



CO:  AltiGen Communications, Inc.

ST:  California

IN:  CPR MLM STW NET TLS

SU:  ERN CCA